UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2007

PROLINK HOLDINGS CORP.
 (Exact name of registrant as specified in its charter)

Delaware	0-25007	30-0280392
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane Chandler, AZ	85224
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 961-8800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

    On February 6, 2007, we agreed to amend the fees payable to Merriman Curhan Ford & Co. (“Merriman”) for acting as placement agent in connection with the private placement offerings which closed on January 8, 2007 (the “Offering”) and on January 23, 2007 (the “Additional Offering”), as reported on the Form 8-Ks filed on January 8, 2007 and January 29, 2007 respectively, in which we issued to certain investors an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and 24 five-year warrants to acquire up to 4,225,400 shares of our common stock, par value $0.0001 per share, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. The aggregate commissions payable to Merriman for acting as placement agent in connection with the Offering, were increased from $781,500 plus warrants to acquire up to 693,972 shares of our common stock at an exercise price equal to $1.42 per share, as previously reported in the Form 8-K filed on January 8, 2007, to approximately $969,930 plus warrants to acquire up to 507,048 shares of our common stock at an exercise price equal to $1.42 per share. No fees are payable to Merriman in connection with the Additional Offering, which were previously reported as being approximately $188,430 in the Form 8-K filed on January 29, 2007.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On February 6, 2007, the Board of Directors approved a change to our fiscal year end, moving it from the last Saturday of December, to December 31 of each year. The change is effective beginning with our fiscal year 2006. Because the change in fiscal year end creates a transition period of only one day, a report regarding the transition period is not required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLINK HOLDINGS CORP.

Dated: February 12, 2007

/s/ Lawrence D. Bain
Lawrence D. Bain
President and Chief Executive Officer